Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 1 dated as of May 3, 2013 (this “Amendment”), (a) to the CREDIT AGREEMENT dated as of February 14, 2013 (the “Credit Agreement”), among FAIRWAY GROUP ACQUISITION COMPANY, a Delaware corporation (the “Borrower”), FAIRWAY GROUP HOLDINGS CORP., a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), and CREDIT SUISSE AG, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) and (b) to the GUARANTEE AND COLLATERAL AGREEMENT dated as of February 14, 2013 (the “Collateral Agreement”), among the Borrower, Holdings, certain of the Borrower’s subsidiaries party thereto and the Administrative Agent.

A.  Pursuant to the Credit Agreement the Lenders made Loans on the Closing Date to the Borrower.

B.  The Borrower, Holdings and the Subsidiary Guarantors are party to one or more of the Security Documents, pursuant to which, among other things, the Guarantors guaranteed the Obligations of the Borrower under the Credit Agreement and provided security therefor.

C.  The Borrower and Holdings have requested that the Credit Agreement be amended to (i) provide for a reduction in the interest rate margin and “LIBOR floor” applicable to the Loans outstanding thereunder, (ii) reset the voluntary prepayment premium in connection with certain voluntary prepayments to apply during the six month period following the Amendment Effective Date (as defined below), (iii) modify the financial maintenance covenants and (iv) modify certain other provisions of the Credit Agreement and the Collateral Agreement as set forth herein, and the Lenders are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Defined Terms. Capitalized terms used but not defined herein (including in the recitals hereto) shall have the meanings given to them in the Credit Agreement (as amended hereby).

SECTION 2.  Amendment to the Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section 5 hereof, the Credit Agreement is hereby amended as follows:

(a)   Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition in the appropriate alphabetical order therein:

“Amendment No. 1 Effective Date” means May 3, 2013.

(b)   The definition of the term “Adjusted LIBO Rate” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “1.25% per annum” therein with “1.00% per annum”.

(c)   The definition of “Administrative Agent Fee Letter” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:  “Administrative Agent Fee Letter” shall mean the amended administrative agent fee letter dated April 25, 2013, among the Borrower and the Administrative Agent.

(d)   The definition of the term “Alternate Base Rate” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “2.25% per annum” therein with “2.00% per annum”.

(e)   The definition of the term “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” shall mean, for any day, (a) with respect to any Eurodollar Loan, 4.00% per annum and (b) with respect to any ABR Loan, 3.00% per annum; provided, that, for as long as the common equity of Holdings remains listed on a national securities exchange, upon the satisfaction of the Specified Ratings Condition (as evidenced by a certificate of a Financial Officer delivered to the Administrative Agent) and for so long as the Specified Ratings Condition shall remain satisfied, the Applicable Margin shall be reduced by 0.50%.  Notwithstanding anything in this Agreement to the contrary, the Specified Ratings Condition shall in no event be considered to be or remain satisfied after and for so long as any Event of Default set forth in Section 7.01(b), (c), (f), (g) or (h) shall have occurred and be continuing.

(f)    The definition of the term “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by revising clause (xvii) therein to read in its entirety as follows:

“(xvii) any expenses incurred in connection with any Public Offering (whether or not consummated), including any cash bonus payments required to be paid pursuant to employment agreements in effect on the date hereof in connection with an Initial Public Offering, $1.8 million of cash bonuses paid in connection with obtaining extended lockups from certain executives of the Company in connection with an Initial Public Offering and all expenses incurred in connection with Holdings and its Subsidiaries achieving initial compliance with the Sarbanes-Oxley Act of 2002 (but excluding, for the avoidance of doubt, recurring compliance expenses),”.

(g)   The definition of the term “Interest Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

(h)   The definition of the term “Issuing Bank” in section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, (b) Bank of America, N.A., acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, and (c) with respect to each Existing Letter of Credit, the Person that issued such Existing Letter of Credit, and (d) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), in each case with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch, in each case, with respect to Letters of Credit issued by such Affiliate or branch.

(i)    The definition of the term “L/C Commitment” in section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22; provided that in no event shall the L/C Commitment (a) of Credit Suisse AG exceed 71% of the aggregate L/C Exposure or (b) of Bank of America, N.A. exceed 29% of the aggregate L/C Exposure.

(j)    The definition of the term “Total Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “$10,000,000” therein with “$40,000,000”.

(k)   Section 2.12(d) of the Credit Agreement is hereby amended by replacing the reference to “the first anniversary of the Closing Date” therein with “the date that is six months after the Amendment No. 1 Effective Date” and by replacing the reference to “Closing Date” in the third parenthetical therein with “Amendment No. 1 Effective Date”.

(l)    Section 2.21(a) of the Credit Agreement is hereby amended by replacing the reference to “the first anniversary of the Closing Date” therein with “the date that is six months after the Amendment No. 1 Effective Date”.

(m)  Section 5.04(e) is hereby amended by inserting the phrase “commencing with the fiscal year beginning on March 31, 2014” after the reference to “each fiscal year of Holdings” therein.

(n)   Section 5.16(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Each of Holdings and the Borrower shall use commercially reasonable efforts to, as soon as is practicable and in any event no later than September 30, 2013 (which date may be extended by the Administrative Agent in its sole discretion) (i) obtain public ratings for the Credit Facilities from each of S&P and Moody’s and thereafter, shall use commercially reasonable efforts to cause the Credit Facilities to be continuously publicly rated by S&P and Moody’s and (ii) maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of Holdings.

(o)   Subsections (v), (vi), (xi) and (xii) of Section 6.06(a) of the Credit Agreement are hereby deleted in their entirety.

(p)   Section 6.06(a)(ii) of the Credit Agreement is amended by replacing the reference to “$5,000,000” therein with “$10,000,000”.

(q)   Subsections (v), (vii), (x), (xi), (xii) and (xiii) of Section 6.07 of the Credit Agreement are hereby deleted in their entirety.

(r)    The table appearing in Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Period	Amount

April 1, 2013 to March 30, 2014	$100,000,000
March 31, 2014 to March 29, 2015	$100,000,000
March 30, 2015 to April 3, 2016	$100,000,000
April 4, 2016 to April 2, 2017	$125,000,000
April 3, 2017 and thereafter	$125,000,000

(s)    Section 6.11 of the Credit Agreement is deleted in its entirety.  All references to “Section 6.11” in the Credit Agreement are hereby deleted.

(t)    The table appearing in Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Date or Period	Ratio

April 1, 2013 to March 31, 2014	6.50 to 1.00
April 1, 2014 to March 31, 2015	6.25 to 1.00
April 1, 2015 to March 31, 2016	6.00 to 1.00
April 1, 2016 to March 31, 2018	5.75 to 1.00

SECTION 3.  Amendment to the Collateral Agreement.  Subject to the satisfaction of the conditions set forth in Section 7 hereof, the Collateral Agreement is hereby amended as follows:

(a)   Section 1.02 of the Collateral Agreement is hereby amended by inserting the following terms in the appropriate alphabetical order therein:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Excluded Swap Obligation” means, with respect to any Grantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Documents to which such Grantor is party with respect to, or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes unlawful under the Commodity Exchange Act or any rule or regulation promulgated thereunder or order of the Commodity Futures Trading Commission (or the application or official interpretation of any provision thereof) by virtue of such Guarantor’s or Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest by such Grantor, in each case as provided for in this Agreement, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Swap Obligation” means with respect to any Grantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(b)   The definition of the term “Obligations” set forth in Section 1.02 of the Collateral Agreement is hereby amended by adding the following sentence at the end thereof: “Notwithstanding the foregoing, Excluded Swap Obligations of any Grantor shall at no time constitute Obligations of such Grantor.”

(c)   The last paragraph of Section 5.02 of the Collateral Agreement is hereby amended by adding the following sentence to the end thereof: “Notwithstanding the foregoing, the proceeds of any collection or sale of Collateral of any Grantor, including any Collateral consisting of cash, shall not be applied to Excluded Swap Obligations (if any) of such Grantor and shall instead be applied to other Obligations.”

(d)   Section 6.02 of the Collateral Agreement is hereby amended and restated in its entirety as follows:

“Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value and the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.15, the date of the supplement hereto executed and delivered by such Guarantor) (the “Indemnified Amount”).  Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.  Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of assets made to satisfy Secured Obligations constituting Swap Obligations, only those Contributing Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party with the fraction set forth in the second preceding sentence.”

SECTION 4.  Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, the Borrower and each other Loan Party represent and warrant to each of the Lenders and the Administrative Agent that (a) this Amendment has been duly authorized, executed and delivered by the Borrower and each other Loan Party, and this Amendment constitutes a legal, valid and binding obligation of the Borrower and each other Loan Party, enforceable against the Borrower and each other Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity; (b) after giving effect to this Amendment (and the payment of fees and expenses incurred in connection therewith), the representations and warranties of the Borrower and each other Loan Party contained in Article III of the Credit Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent that such representations and warranties relate to an earlier date; and (c) as of the Amendment Effective Date, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

SECTION 5.  Amendment Effectiveness.  The effectiveness of the Amendment shall be subject to the satisfaction (or waiver by the Lenders party hereto), prior to May 3, 2013, of the following conditions (the first Business Day on which all conditions are so satisfied or waived, the “Amendment Effective Date”):

(a)   the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of (A) the Borrower, Holdings and the Subsidiary Guarantors, (B) the Administrative Agent, (C) the Required Lenders and (D) each other Lender party to the Credit Agreement on the Amendment Effective Date (it being understood that the delivery of such counterpart shall be irrevocable);

(b)   the Administrative Agent shall have received (i) a copy of the certificate, articles of incorporation or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or, to the extent that since February 14, 2013, such constitutive documents of any Loan Party have not been modified or amended, certification by the Secretary or Assistant Secretary of such Loan Party to that effect); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Amendment Effective Date and certifying, to the extent applicable to such Loan Party, (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below (or that since February 14, 2013, such by-laws have not been modified or amended), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, as applicable, of such Loan Party authorizing the execution, delivery and performance of this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate, articles of incorporation, operating agreement or other constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request;

(c)   the representations and warranties set forth in Section 4 above shall be true and correct as of the Amendment Effective Date;

(d)   the Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed by a Financial Officer of the Borrower, certifying that as of the Amendment Effective Date that the condition set forth in paragraph (c) of this Section 5 is satisfied;

(e)   each Lender that shall have consented to this Amendment on or prior to the Amendment Effective Date shall receive, prior to or simultaneously with the effectiveness of the Amendment, payment of a consent fee equal to 1.00% of the principal amount of Loans or Revolving Credit Commitments held by such Lender; and

(f)    the Administrative Agent shall have received payment of all fees and other amounts due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the fees, disbursements and other charges of Cravath, Swaine & Moore LLP) required to be reimbursed or paid by the Borrower under any Loan Document.

SECTION 6.  Reaffirmation of Guarantee and Security.  The Borrower and each other Loan Party, by its signature hereto, hereby (a) agrees that, notwithstanding the effectiveness of this Amendment, the Security Documents continue to be in full force and effect and (b) affirms and confirms its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral to secure such Obligations, all as provided in the Security Documents as originally executed except to the extent amended hereby, and acknowledges and agrees that such guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, such Obligations under the Credit Agreement and the other Loan Documents, as amended by this Amendment.

SECTION 7.  Effect of Amendment.  (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  After the Amendment Effective Date, any reference to the Credit Agreement in any Loan Document, and the terms “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof”, “hereby” and words of similar import in the Credit Agreement, shall, unless the context otherwise requires, mean the Credit Agreement as modified hereby.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.  This Amendment shall not extinguish the Obligations for the payment of money outstanding under the Credit Agreement or discharge or release the Lien of any Loan Document or any other security therefor or any guarantee thereof, and the Liens and security interests in favor of the Administrative Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations. Nothing herein contained shall be construed as a substitution or novation, or a payment and reborrowing, or a termination, of the Obligations outstanding under the Credit Agreement or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.

(b)  The changes to the definitions of “Applicable Margin” made hereby shall apply and be effective on and after the Amendment Effective Date.  The definitions of “Applicable Margin” in Section 1.01 of the Credit Agreement (prior to giving effect to this Amendment) shall apply and be effective for the period ending on, but not including, the Amendment Effective Date.

SECTION 8.  Acknowledgement and Consent. Each Loan Party hereby acknowledges that it has read this Amendment and consents to the terms hereof and further hereby affirms, confirms and agrees that (a) notwithstanding the effectiveness of this Amendment, the obligations of such Loan Party under each of the Loan Documents to which it is a party shall not be impaired and each of the Loan Documents to which such Loan Party is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects, in each case, as amended hereby; and (b) its Guarantee of the Obligations, and the pledge of and/or grant of a security interest in its assets as Collateral to secure the Obligations, all as and to the extent provided in the Security Documents as originally executed except to the extent amended hereby, shall continue in full force and effect in respect of, and to secure, the Obligations and shall accrue to the benefit of the Secured Parties.  Each Lender that delivers an executed counterpart of this Amendment hereby consents to this Amendment and the transactions contemplated thereby.

SECTION 9.  Tax Matters.  The Borrower hereby agrees that it will treat this Amendment as a significant modification within the meaning of Section 1.1001-3 of the United States Treasury Regulations.  The Borrower further agrees that it will determine whether or not the Loans are traded on an established market and, if so, the fair market value of the Loans, each within the meaning of Section 1.1273-2(f) of the United States Treasury Regulations.  The Borrower shall make the aforementioned determinations available to the Lenders within 90 days of the Amendment Effective Date according to Section 9.01 of the Credit Agreement.

SECTION 10.  Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile transmission, “.pdf” or similar electronic format shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 11.  Governing Law; Jurisdiction; Etc.  The provisions of Sections 9.07 and 9.11 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.

SECTION 12.  Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

FAIRWAY GROUP ACQUISITION COMPANY,

by
/s/ Herbert Ruetsch
Name: Herbert Ruetsch
Title: Chief Executive Officer

FAIRWAY GROUP HOLDINGS CORP.,

by

s/ Herbert Ruetsch
Name: Herbert Ruetsch
Title: Chief Executive Officer

FAIRWAY BROADWAY LLC
FAIRWAY UPTOWN LLC
FAIRWAY RED HOOK LLC
FAIRWAY GROUP PLAINVIEW LLC
FAIRWAY PARAMUS LLC
FAIRWAY PELHAM LLC
FAIRWAY DOUGLASTON LLC
FAIRWAY STAMFORD LLC
FAIRWAY GROUP CENTRAL SERVICES LLC
FAIRWAY CONSTRUCTION GROUP, LLC
FAIRWAY PELHAM WINES & SPIRITS LLC
FAIRWAY STAMFORD WINES & SPIRITS LLC
FAIRWAY EAST 86TH STREET LLC
FAIRWAY BAKERY LLC
FAIRWAY ECOMMERCE LLC
FAIRWAY WOODLAND PARK LLC
FAIRWAY KIPS BAY LLC

FAIRWAY WESTBURY LLC
FAIRWAY NANUET LLC
FAIRWAY CHELSEA LLC

by
/s/ Herbert Ruetsch
Name: Herbert Ruetsch
Title: Chief Executive Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Lender,

by
/s/ John D. Toronto
Name: John D. Toronto
Title: Authorized Signatory

by
/s/ Michael Spaight
Name: Michael Spaight
Title: Authorized Signatory

CONSENT TO AMENDMENT NO. 1 TO THE
FAIRWAY CREDIT AGREEMENT

Name of Lender:

by

Name:
Title:

*by

Name:
Title:

*For Lenders requiring a second signature